Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Vacasa, Inc.

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$2,603,722.70	(1)	0.00015310	$398.63	(2)
Fees Previously Paid	$69,508,441.80	(3)	0.00015310	$10,641.74
Total Transaction Valuation	$72,112,164.50	(1)
Total Fees Due for Filing				$11,040.37	(2)
Total Fees Previously Paid				$10,641.74	(3)
Total Fee Offsets				$0
Net Fee Due				$398.63

(1)
Aggregate number of securities to which transaction applies: As of March 12, 2025, the maximum number of shares of Class A Common Stock of Vacasa, Inc. (the “Registrant”) to which this transaction applies is estimated to be 13,608,841, which consists of:

(a)
11,253,618 shares of Class A Common Stock (other than the Class A Rollover Shares) entitled to receive the maximum per share merger consideration of $5.30 in accordance with that certain merger agreement, dated as of December 30, 2024 (as amended, the “Merger Agreement”), by and among the Registrant, Vacasa Holdings LLC, Casago Holdings, LLC and the other parties thereto;

(b)
975,852 shares of Class A Common Stock underlying outstanding Common Units (other than the Rollover Units), which will be issued in the Vacasa LLC Units Redemption and be entitled to receive the maximum per share merger consideration of $5.30 in accordance with the Merger Agreement;

(c)
70,000 shares of Class A Common Stock underlying outstanding shares of Class G Common Stock of the Registrant, which will be issued in the Class G Conversion and be entitled to receive the maximum per share merger consideration of $5.30 in accordance with the Merger Agreement;

(d)
a maximum of 196,596 shares of Class A Common Stock underlying outstanding awards of Company RSUs that are vested but not yet settled, which will be entitled to receive the maximum per share merger consideration of $5.30 in accordance with the Merger Agreement;

(e)
a maximum of 665,405 shares of Class A Common Stock underlying outstanding awards of Company RSUs that are unvested, which may be entitled to receive the maximum per share merger consideration of $5.30 in accordance with the Merger Agreement (assuming continued performance with the post-closing company);

(f)
a maximum of 444,309 shares of Class A Common Stock underlying outstanding awards of Unvested Company PSUs (other than Share Price Company PSUs), which will be entitled to receive the maximum per share merger consideration of $5.30 in accordance with the Merger Agreement (assuming continued performance with the post-closing company); and

(g)
3,061 shares of Class A Common Stock underlying outstanding awards of Company Options that are unexercised and have a per share exercise price that is less than $5.30, which will be entitled to receive (i) the maximum per share merger consideration of $5.30 in accordance with the Merger Agreement minus (ii) any applicable exercise price.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of March 12, 2025, the underlying value of the transaction was calculated based on the sum of:

(a)	the product of 11,253,618 shares of Class A Common Stock and the maximum per share merger consideration of $5.30;

(b)
the product of 975,852 shares of Class A Common Stock underlying outstanding Common Units that are vested and, which will be issued in the Vacasa LLC Units Redemption and the maximum per share merger consideration of $5.30;

(c)	the product of 70,000 shares of Class A Common Stock underlying outstanding shares of Class G Common Stock and the maximum per share merger consideration of $5.30;

(d)	the product of 196,596 shares of Class A Common Stock underlying outstanding awards of Company RSUs that are vested but not yet settled and the maximum per share merger consideration of $5.30;

(e)
the product of 665,405 shares of Class A Common Stock underlying outstanding awards of Company RSUs that are unvested and the maximum per share merger consideration of $5.30 (assuming continued performance with the post-closing company);

(f)
the product of 444,309 shares of Class A Common Stock underlying outstanding awards of Company PSUs that are unvested (other than Share Price Company PSUs) and the maximum per share merger consideration of $5.30; and

(g)
the product of 3,061 shares of Class A Common Stock underlying outstanding awards of Company Options that are unexercised and have a per share exercise price that is less than $5.30 and approximately $0.50 (which is the difference between the maximum per share merger consideration of $5.30 and the weighted average exercise price of the Company Options that are unexercised and have a per share exercise price that is less than $5.30).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.

(3)	Previously paid on January 31, 2025 in connection with the Registrant’s preliminary proxy statement filed with the SEC on such date.